UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2016

SMART SAND, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37936	45-2809926
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

24 Waterway Avenue, Suite 350

The Woodlands, Texas 77380

(Address of principal executive offices and zip code)

(281) 231-2660

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 3, 2016, Smart Sand, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) by and among the Company, the selling stockholders named therein (the “Selling Stockholders”) and Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co., as representatives of the several underwriters named therein (the “Underwriters”), providing for the offer and sale by the Company (the “Offering”), and the purchase by the Underwriters, of 11,700,000 shares (the “Firm Shares”) of the Company’s common stock, $0.001 par value (the “Common Stock”), at a price to the public of $11.00 per share ($10.34 per share, net of the underwriting discount). Pursuant to the Underwriting Agreement, (i) the Company granted the Underwriters an option for a period of 30 days to purchase up to an additional 877,500 shares (the “Company Optional Shares”) of Common Stock at the same price per share and (ii) the Selling Stockholders granted the Underwriters an option for a period of 30 days to purchase up to an aggregate additional 877,500 shares (the “Selling Stockholder Optional Shares” and, together with the Company Optional Shares, the “Optional Shares”) of Common Stock at the same price per share. Any election by the Underwriters to purchase Optional Shares will be made in proportion to the maximum number of Optional Shares to be sold by the Company and each Selling Stockholder as set forth in the Underwriting Agreement.

The material terms of the Offering are described in the prospectus, dated November 3, 2016 (the “Prospectus”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on November 7, 2016 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-213692), initially filed by the Company with the Commission on September 19, 2016.

The Underwriting Agreement contains customary representations, warranties and agreements of the parties, and customary conditions to closing, obligations of the parties and termination provisions. The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect of those liabilities.

The Offering closed on November 9, 2016. As described in the Prospectus, the Company intends to use net proceeds of approximately $119.2 million from the Offering of the Firm Shares, after deducting underwriting discounts and commissions and estimated offering expenses, to redeem all of the outstanding shares of the Company’s Redeemable Series A Preferred Stock, to repay in full the outstanding indebtedness under the Company’s existing revolving credit facility, and the remaining net proceeds for general corporate purposes. The Company intends to use the net proceeds from any sale of Company Optional Shares for general corporate purposes. The Company will not receive any net proceeds from the sale of Selling Stockholder Optional Shares.

Certain of the Underwriters and their respective affiliates have in the past, and may in the future, perform investment banking, commercial banking, advisory and other services for the Company and its affiliates from time to time for which they have received, and may in the future receive, customary fees and expenses.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of November 3, 2016, by and among Smart Sand, Inc., the selling stockholders named therein and Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co., as representatives of the several underwriters named therein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART SAND, INC.

Dated: November 9, 2016	By:	/s/ Lee E. Beckelman
Lee E. Beckelman
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of November 3, 2016, by and among Smart Sand, Inc., the selling stockholders named therein and Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co., as representatives of the several underwriters named therein